Exhibit 16.1

November 3, 2008

Securities & Exchange Commission
100 F Street,  N.E.
Washington, DC  20549

Re:  Aerogrow International, Inc.

Dear Commission:

We have read the statements of Aerogrow International, Inc., included under Item 4.01 of Form 8-K, with respect to this firm’s resignation as the registered independent accounting firm of Aerogrow International, Inc. that occurred on November 1, 2008.  We agree with the statements made in response to that Item insofar as they relate our firm.

Very Truly Yours,

/s/ Gordon, Hughes & Banks, LLP
Gordon, Hughes & Banks, LLP